Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-255204, 333-224719 and 333-222277) on Forms S-8 of our report dated March 31, 2021, with respect to the consolidated financial statements of Spark Networks SE.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Berlin, Germany
March 16, 2022